Exhibit 10.1

PERSONAL AND CONFIDENTIAL

8-JAN-2024

Robert Andrew Wamser

3190 Marne Dr. NW

Atlanta, GA 30305

Dear Andy,

Welcome to NCR Atleos Corporation (“NCR Atleos”), where we are dedicated to solving the challenges our customers face through continuous innovation and committed to setting the highest standard in self-service banking.

We are pleased to present you with this offer of employment with Cardtronics USA, Inc., the operating subsidiary of NCR Atleos Corporation (the “Company”). I am confident you will embrace our customers-at-our-core culture and be a key contributor to our company. On behalf of NCR Atleos, we look forward to you joining our team.

Employer (Legal Entity):

Cardtronics USA, Inc.

Position:

Executive Vice President, Chief Financial Officer of NCR Atleos.

Job Grade:

This position is a Grade E5.

Reporting To:

Tim Oliver, Chief Executive Officer

Business Unit:

Finance Group

Location:

Atlanta HQ North Tower Office

Start Date:

January 27, 2025

Base Salary:

Your annual base salary will be $550,000.00 per year, commencing as of your Start Date.

The Company operates on a bi-weekly pay schedule with pay days on the Friday following the close of the two-week pay period.

Management Incentive Plan - MIP:

Effective upon your start date, you will participate in NCR Atleos’ Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR Atleos’ results, your organization’s results, and your individual performance; it is payable in the first calendar quarter following the plan year.

Your MIP incentive opportunity for the 2025 plan year will be 100% of base salary subject to pro-ration for the partial service year during 2025. Your MIP payout for the 2025 plan year will be payable to you in or about March 2026.

Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be a current employee at the time of payment in order to receive the bonus payout.

Equity Award:

Subject to your acceptance of this offer and your timely execution of the associated award agreements, you will receive an NCR Atleos equity award with a grant value of US$ 2,000,000, to be delivered in the form of NCR Atleos Time-Based Restricted Stock Units with a three-year cliff vesting schedule, as described below. The effective date of the grant (“Grant Date”) will be the later of (i) the first day of the calendar month following approval of the grant, (ii) the first day of the month following your employment date, or (iii) the first day of an open insider trading window in the event material non-public information exists on a grant date that occurs during an insider trading blackout window (where the General Counsel determines whether material non-public information exists).

On the Grant Date, you will be granted Time-Based Restricted Stock Units (the “Time-Based Units”), each of which represents a single share of NCR Atleos common stock. The actual number of Time-Based Units will be determined by taking the value of the award and dividing it by the closing price of NCR Atleos Corporation stock on the Grant Date. The result shall be rounded to the nearest whole unit. The Time-Based Units will fully vest on the third anniversary of the Grant Date (“Vesting Date”), provided you are continuously employed by, or providing services to, the Company through and until the Vesting Date. The Time-Based Units will be subject to the standard terms and conditions found in the equity award agreements, and the terms and conditions of the equity award agreement will control in the event of a conflict between this offer letter and the award agreement.

Your equity award will be issued under the terms of NCR Atleos’ 2023 Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award are outlined in the equity award agreement contained on Fidelity’s website. Within several weeks of your Grant Date, your award should be loaded to Fidelity’s system. You can access your award at www.netbenefits.fidelity.com. Please review the grant information carefully, including the equity award agreement, and indicate your acceptance of the award and of the grant terms by clicking on the appropriate button within the prescribed time for acceptance. You must accept the award agreement in order to receive the benefits of the award. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact the Company by e-mail at administration.stock@ncratleos.com.

Long-term Equity Incentive program (LTI) for 2025 and beyond:

As an executive at NCR Atleos, you will participate in the annual Management Long-Term Incentive (LTI) Equity Award Program. For 2025 your target incentive award will be US$1,500,000 and comprised of grants of the same type and in the same proportion as are awarded to other senior executives of NCR Atleos. As an eligible participant, you will be considered for an LTI equity award based on your individual contributions, your relative performance amongst peers, as well as your future potential to contribute to NCR Atleos’ success. LTI equity awards are not guaranteed and are generally granted during the first quarter of each year, subject to approval by the Compensation and Human Resources Committee of the NCR Atleos Board of Directors.

You must be a current employee of the Company on the applicable grant date in order to be eligible to receive any LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Section 409A of the Code:

While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules:

• Any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses.

• The amount of reimbursable expenses or in-kind benefits that the Company is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that the Company is obligated to pay or provide during any other calendar year.

• Your right to have the Company reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.

Notwithstanding any other provision of this letter, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

Vacation/Holidays:

Under the Company's vacation policy you are entitled to receive paid vacation days and seven (7) federal holidays. Eligible vacation is based on grade level or years of the Company service, whichever provides the greater benefit. A detailed breakdown of the vacation benefit can be found in the ‘Benefits Summary’ Document.

The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Additionally, the Company recognizes the following as paid holidays:

New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Benefits:

You are eligible for benefits to be effective on the first day of employment with the Company. You have 31 days from your date of hire to enroll for health insurance (medical, dental and vision benefits) as well as other disability and life insurance plans. If you do not enroll for coverage within the first 31 days of your employment, you will be defaulted into Core Benefits for Basic Life Insurance, Core Short-Term and Long-Term Disability Insurance only. During this timeframe you will also have the opportunity to cover your eligible dependents retroactive to your first day of employment.

If you are a rehire and were not fully vested in the Company matching contributions when you separated and you are rehired within five years of your separation date, special rules apply.

A summary indicating to what you are entitled is provided in the ‘Benefits Summary’ Document.

Executive Relocation or Monthly Stipend:

No relocation is required.

Annual Performance Assessment:

Your annual performance and compensation, including any future equity awards, will be assessed and determined in the first quarter of each year or at any other time as determined by the Company, at its discretion.

Variations:

The Company reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.

This offer of employment is contingent upon your agreement to the conditions of employment outlined in this employment letter and Appendix A, and your successful passing of a background check.

In addition, this offer is also contingent upon your agreement to certain restrictive covenants concerning non-competition, non-customer-solicitation and non-recruitment/hiring. These covenants are set out in the Non-Competition Agreement included in your offer pack, which you must also sign. This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter.

This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

Please indicate your decision on this offer of employment by electronically signing all offer documentation within three days (3) days from the date of this offer. Please also save/print a copy of the offer documentation for your files.

Andy, I am excited about the contributions, experience and knowledge you can bring to the Company. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company’s reputation.

If you have any questions regarding the details of this offer, please contact Jennifer Evanoff at jennifer.evanoff@ncratleos.com. Jennifer will make the necessary arrangements to ensure any additional questions you may have are addressed, so you are able to make an informed decision.

Sincerely,

Tim Oliver

Chief Executive Officer of NCR Atleos

Accepting this Offer of Employment:

By accepting and signing the Company's offer of employment you certify to the Company that you are not subject to a non-competition agreement with any company or to any other post-employment restrictive covenants that would preclude or restrict you from performing the Company position being offered in this letter. We also advise you of the Company's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by the Company.

You further acknowledge that this employment letter and Appendix A reflect the general description of the terms and conditions of your employment with the Company, and is not a contract of employment for any definite duration of time. The employment relationship with the Company is by mutual consent ("Employment at Will"). This means either you or the Company have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to the Company's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

Appendix A

Conditions of Employment

The Company requires employment candidates to successfully complete various employment documentation and processes. You assume any and all risks associated with terminating any prior or current employment and making any financial or personal commitments based upon the Company's conditional offer.

This offer of employment is conditioned upon your satisfying and agreeing to the following:

Background Check Verification

This offer of employment is conditioned upon the completion of a full background check and our satisfaction with the results, in accordance with local privacy laws. The Company, at its discretion may, on its own or through an outside agency, conduct a background check of all the information and documents submitted by you. You expressly consent to such a background check and also agree that if the Company, as a result of such a background check, finds any discrepancy or misrepresentation, then your offer may be rescinded or your employment may be terminated immediately.

You understand and agree that, if required, the Company may provide its customers with verification that you have passed certain background check requirements before you will be permitted to service those accounts.

You also understand that if the Company hires you or contracts for your services, your consent will apply, and the Company may, as allowed by law, obtain additional background reports pertaining to you, without asking for your authorization again, throughout your employment or contract period from an outside agency.

U.S. Employment Eligibility

Pursuant to the terms of the Immigration and Control Act of 1986, the Company can only hire employees if they are legally entitled to work and remain in the United States. Accordingly, the Company will verify your employment eligibility through the I-9 and E-Verify employment verification processes. If you commence employment with the Company, you understand that you will be required to complete the I-9 employment eligibility verification process within three business days after your start date. Please refer to the I-9 information sheet in this hire packet for instructions on how to complete this process.

You also understand that the Company participates in the E-Verify program and that the information you provide to us during the I-9 employment verification process will be compared against information maintained in Department of Homeland Security and Social Security Administration databases. Please refer to the enclosed information regarding E-Verify in this hire packet for additional information, including your rights under the program.

Finally, U.S. export regulations promulgated by the U.S. Departments' of Commerce and State restrict the release of U.S. technology to foreign nationals (persons that are not citizens or permanent residents of the U.S.). Your employment by the Company will be conditional on a determination that your access to the Company’s technology will not be prohibited under applicable U.S. export regulations based on your country of citizenship or permanent residency. Please note that any information the Company collects from you for export compliance purposes will not be used for any other purposes.

Employee Privacy Notice and Consent

As a condition of employment you must agree to the enclosed document ‘Employee Privacy Notice and Consent’.

Mutual Agreement to Arbitrate all Employment Related Claims

As a condition of employment for any position, you must read, understand and agree to the enclosed document, Mutual Agreement to Arbitrate All Employment Related Claims. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement.

Employment Agreement

As a condition of employment, you must read, understand and agree to the enclosed document: Employment Agreement. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Company’s Terms and Conditions of Employment.

Security Awareness

It is crucial that NCR Atleos operates with the highest level of security to maintain its reputation in the marketplace and reduce any potential risk to NCR Atleos. As part of your orientation to NCR Atleos, all employees, including senior management, are required to complete NCR Atleos’ Security Awareness training. The training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.

The 30-minute web-based training course educates employees on the importance of information security and how to protect Ndata. Upon completion of this course, you will be able to identify NCR Atleos’ security policy and standards, understand data classification and handling, identify security practices for electronic communications, and define social engineering. As part of NCR Atleos’ ongoing commitment to securing the data of our company, customers and employees, you will be required to participate in Security Awareness training annually.

Your completion of NCR Atleos’ Security Awareness training demonstrates your personal commitment to information security and protecting NCR Atleos’ brand.

Code of Conduct

As part of your orientation to NCR Atleos, employees of the Company, including senior management, are required to complete NCR Atleos’ Code of Conduct. This training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.

Employees with computer access must complete a 30 minute web-based training and certification module. This module is designed to familiarize you with our global standards of business conduct. While we recognize there are local laws and regulations that must also be followed, it is important that all employees understand and adhere to our global standard of business conduct. For employees who do not have computer access, please obtain a copy of NCR Atleos’ Code of Conduct and certification form from your manager and it will be returned to the NCR Atleos Corporation, Ethics & Compliance Office, 864 Spring Street NW, Atlanta, GA 30308.

Your completion of NCR Atleos’ Code of Conduct training and / or certification form demonstrates your personal commitment to conducting business legally and ethically.